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                                                                    EXHIBIT 23.1

                                             CONSENT OF DELOITTE & TOUCHE LLP

     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement (No. 333-26517) of Loral Space & Communications Ltd. (a Bermuda company) of our reports with respect to the consolidated financial statements of Loral Space & Communications Ltd., Space Systems/Loral, Inc., and Globalstar, L.P. appearing in or incorporated by reference in the Annual Report on Form 10-K of Loral Space & Communications Ltd. for the transition period ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, New York
June 16, 1997